CONTACT:	W. Gray Hudkins President and Chief Executive Officer (212) 687-3260

FOR IMMEDIATE RELEASE

LANGER REPORTS OPERATING RESULTS FOR THE
THREE MONTH PERIOD ENDED MARCH 31, 2007;

ENTERS INTO $20 MILLION CREDIT AGREEMENT

Deer Park, New York - May 15, 2007 - Langer, Inc. (NASDAQNM:GAIT, “Langer” or the “Company”) today reported a net loss for the three months ended March 31, 2007 of approximately $(784,000), or $(.07) per share on a fully diluted basis, compared to a net loss for the three months ended March 31, 2006 of approximately $(1,426,000), or $(.14) per share on a fully diluted basis. The principal reasons for the improvement in net loss were 1) the inclusion of the net income in the approximate amount of $414,000 of Twincraft, Inc., acquired by Langer on January 23, 2007; 2) the inclusion of the net income in the approximate amount of $74,000 of Regal Medical, Inc., acquired by Langer, Inc. on January 8, 2007; 3) an increase in the net sales of Langer’s existing businesses of approximately $14,000, or 0.2%, for the three months ended March 31, 2007, compared to the three months ended March 31, 2006, coupled with a reduction in cost of goods sold in Langer’s existing businesses in the approximate amount of $216,000, or 4.1%, in the three months ended March 31, 2007, compared to the three months ended March 31, 2006. An increase in net sales and the reduction in cost of goods sold in our existing businesses produced an improvement in gross profit of approximately $230,000 in the three months ended March 31, 2007, compared to the three months ended March 31, 2006.
Overall costs of goods sold were 63.5% and 63.7% of net sales for the three months ended March 31, 2007 and 2006, respectively. Overall gross profit as a percentage of net sales were 36.5% for the three months ended March 31, 2007, compared to 36.3% for the three months ended March 31, 2006. Gross profit, however, was lowered by $200,000 due to a write-up of finished goods inventory at Twincraft at the closing of the transaction due to the requirements of purchase accounting.

Operating expenses, including sales, marketing, general and administrative expenses increased from approximately $4.3 million to approximately $5.8 million, with approximately $1.3 million of the increase attributable to the inclusion of Twincraft and the remainder due to higher general and administrative expenses. The Company incurred approximately $96,000 of expense to an executive recruiting firm related to its ongoing search for a permanent Chief Financial Officer, $146,000 to a financial consulting firm serving as the Company’s interim Chief Financial Officer, and significantly higher legal expenses related to the recently issued 5.0% Convertible Subordinated Notes Payable.

Gray Hudkins, Langer’s President and Chief Executive Officer said, “We are pleased with the progress we have made in building the business over the last year and we believe the first quarter reflects a fair amount of that progress. Our net loss for the first quarter of 2007 of $(784,000) reflects a 45% improvement from prior year comparable period, which is attributable to the inclusion of results from acquired businesses as well as the result of improvements in the businesses Langer owned prior to the Twincraft and Regal transactions. While we see some challenges in certain product groups in our legacy business, we remain cautiously optimistic about the long-term prospects for our business segments overall, with personal care being driven by continued product innovation at Twincraft and Silipos, and medical products being driven by the continued emphasis on growing the long term care part of our business. In addition, we expect our operating expenses to decline as a percentage of sales over the second and third quarters as we normalize the situation around finding a permanent Chief Financial Officer.”

Interest expense for the three months ended March 31, 2007 was approximately $526,000, compared to approximately $304,000 for the three months ended March 31, 2006, an increase of approximately $222,000. During December 2006, the Company placed $28,880,000 of 5.0% Cconvertible Subordinated Notes Payable, the principal cause for the increase in interest expense for the three months ended March 31, 2007.

Cash and cash equivalents at March 31, 2007 were approximately $7,112,000, compared to approximately $29,767,000 at December 31, 2006, a decrease of approximately $22,655,000. The decrease in cash and cash equivalents during the three month period is almost directly caused by the January 23, 2007 acquisition of Twincraft, Inc. and direct costs of the acquisition totaling approximately $25,745,000 and the direct costs of acquisition of Regal Medical, Inc. of $70,000. Working capital at March 31, 2007 was approximately $13,912,000, compared to approximately $33,312,000 at December 31, 2006, a decrease of approximately of $19,400,000.

Subsequent to the end of the first quarter, on May 11, 2007 Langer executed a $20 million Loan and Security Agreement with Wachovia Bank, N.A. Commenting on this facility, Mr. Hudkins said, “While we expect to have cash on hand following the payment of the post closing purchase price adjustment to the Twincraft shareholders, which includes a cash payment of approximately $2.8 million related to the final audit of Twincraft’s 2006 financial results as well as the amount of working capital delivered at closing, this facility provides backup liquidity that we believe will help to ensure that Langer will be able to meet its working capital and organic growth requirements for the foreseeable future, as well as use this facility under certain circumstances to fund small acquisitions.”

Langer, Inc., together with its wholly owned subsidiaries Silipos, Inc. and Regal Medical, Inc., is a leading provider of quality medical products and services targeting the long-term care, orthopedic, orthotic and prosthetic markets. Through its wholly owned subsidiaries Twincraft, Inc. and Silipos, Inc., the Company offers a diverse line of bar soap and other skincare products for the private label retail, medical and therapeutic markets. The Company sells its products primarily in the U.S. and Canada, and in more than 30 other countries, to national, regional, international and independent medical distributors and directly to healthcare professionals. Langer is based in Deer Park, NY and has additional manufacturing facilities in Niagara Falls, NY, Winooski, VT, Montreal, Canada, Stoke-on-Trent, UK, and sales and marketing offices in Toronto, Canada, Dallas, TX and New York, NY.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future" and similar expressions to identify forward-looking statements. These risks and uncertainties, relating to both ongoing operations and acquisitions, are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-3, its 2006 Form 10-K and most recently filed Form 10-Qs and Form 8-Ks.

LANGER, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
(Unaudited)

	Three months ended March 31,
	2007	2006

Net sales	$15,139,542	$8,345,054
Cost of sales	9,612,621	5,317,682
Gross profit	5,526,921	3,027,372

General and administrative expenses	3,421,692	2,340,705
Selling expenses	2,228,925	1,827,950
Research and development expenses	196,711	123,071
Operating loss	(320,407)	(1,264,354)

Other (expense) income:
Interest income	133,019	158,832
Interest expense	(526,430)	(303,883)
Other	(7,016)	(8,382)

Other expense, net	(400,427)	(153,433)

Loss before income taxes	(720,834)	(1,417,787)
Provision for income taxes	63,631	8,168
Net loss	$(784,465)	$(1,425,955)

Net loss per common share:
Basic	$(.07)	$(.14)
Diluted	$(.07)	$(.14)

Weighted average number of common shares used in computation of net (loss) income per share:
Basic	11,183,415	9,935,845
Diluted	11,183,415	9,935,845